Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
APRIL 18, 2012

CHESAPEAKE ENERGY CORPORATION GENERAL COUNSEL
HENRY J. HOOD ISSUES STATEMENT

OKLAHOMA CITY, OKLAHOMA, APRIL 18, 2012 – Chesapeake Energy Corporation (NYSE:CHK) General Counsel Henry J. Hood issued the following statement in response to recently published media reports: “The Founders Well Participation Program (FWPP) has been in place since the company’s founding and was reapproved by shareholders by a wide margin in 2005.  The terms and procedures for the program are clear and detailed in every proxy for all shareholders to see.  Mr. McClendon’s interests and Chesapeake’s are completely aligned.  In addition, there are numerous third-party participants in the company’s wells, including some of the largest energy companies in the world, that monitor the actions of the company through a number of processes, including well audits, reporting, governmental filings and hearings, participation in development plans and marketing of production.  The suggestion of any conflicts of interest is unfounded.”

Hood also added, “The Board of Directors is fully aware of the existence of Mr. McClendon’s financing transactions and the fact that these occur is disclosed in the proxy.  Additionally, the total amount of his cost obligations and revenue attributable to the FWPP for each year are detailed in the proxy. The FWPP fully aligns the interests of Mr. McClendon with the company and the Board of Directors supports this program as does the majority of its shareholders.”

Please visit www.chk.com/Reuters for more information regarding the company’s disclosure on this topic.

Headquartered in Oklahoma City, Chesapeake Energy Corporation (NYSE:CHK) is focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and COS Holdings,, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM). Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154